Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into February 25, 2026 to be effective upon and contingent upon, the closing of the transaction set forth in the Agreement and Plan of Merger dated as of February 25, 2026 between, Arrow Financial Corporation and Adirondack Bancorp, Inc. (the “Effective Date”), by and between Arrow Financial Corporation, Inc., a New York Corporation (the “Bank”) and Rocco F. Arcuri, Sr. (“Executive”).

RECITALS

WHEREAS, the Bank desires to employ the Executive in an executive capacity in the conduct of its businesses, and the Executive desires to be so employed on the terms contained herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.             POSITION AND RESPONSIBILITIES.

(a)            Employment. During the term of this Agreement, Executive agrees to serve as the Regional President or any successor executive position with the Bank that is agreed to and consented to by the Executive (the “Executive Position”) and will have the duties, authority, and responsibilities customarily and ordinarily associated with the position of Regional President of a publicly traded regional bank, including all functions, powers, and responsibilities typically performed by individuals serving in such roles, as well as those that shall be assigned by the Chief Executive Officer of the Bank (the “CEO”). While serving in the Executive Position, Executive will report directly to the CEO of the Bank.

(b)            Responsibilities. During Executive’s employment hereunder, Executive will be employed on a full-time basis and devote a corresponding percentage of the Executive’s business time and best efforts, business judgment, skill and knowledge to the performance of Executive’s duties and responsibilities related to the Executive Position. Except as otherwise provided in Section 1(c), Executive will not engage in any other business activity during the term of this Agreement except as may be approved by the CEO.

(c)            Service on Other Boards and Committees. The Bank encourages participation by Executive on community boards and committees and in activities generally considered to be in the public interest, but the CEO shall have the right to approve or disapprove, in his or her sole discretion, Executive’s participation on such boards and committees. The Executive may not serve on any community boards or committees if doing so would cause him to break any contractual obligation prohibiting such activity.

2.             TERM.

(a)            Term and Annual Renewal. The term of this Agreement and the period of Executive’s employment hereunder will begin as of the Effective Date and will continue through the one-year anniversary thereof (the “Term”). This Agreement shall renew for an unlimited number of additional one-year renewal terms unless either party provides notice of intent not to renew in writing within forty-five days (45) days of the end of the applicable term or renewal term. The Term may be extended thereafter with the mutual consent of the parties. Nothing in this Agreement will mandate or prohibit a continuation of Executive’s employment following the expiration of the term or termination of this Agreement.

3.              COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)            Base Salary. In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, Executive shall receive an annual base salary of Two Hundred Fifty Thousand and 00/100 US Dollars ($250,000.00) per year (“Base Salary”). Such Base Salary will be payable in accordance with the customary payroll practices of the Bank and payments of Base Salary shall be reduced by all income, employment taxes and all other amounts required to be withheld by law. In addition, Executive shall be eligible to participate in the Bank’s annual bonus program with a target bonus opportunity equal to thirty percent (30%) of Executive’s Base Salary, subject to the terms and conditions of such bonus program as may be established by the Bank from time to time. If the Executive also serves as director of the Bank, he shall also be eligible to receive director compensation for services provided in such capacity in accordance with the Bank’s then-current Director Fee Schedule, as adopted and amended from time to time. Director compensation shall be separate from and in addition to Executive’s Base Salary and bonus compensation payable under this Agreement.

(b)            Benefit Plans. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank, on the same terms and conditions as such plans are available to other employees and officers of the Bank with similar work schedules and responsibilities subject to satisfying the eligibility and participation requirements thereof. Nothing herein shall prohibit the Bank from amending or terminating any benefit plan during the Term of this Agreement.

(c)            Vacation. Executive will be entitled to paid vacation time each year during the Term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for officers. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(d)            Expense Reimbursements. The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing Executive’s obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the CEO mutually agree are necessary and appropriate in connection with the performance of Executive’s duties under this Agreement. All reimbursements shall be made as soon as practicable upon substantiation of such expenses by Executive in accordance with the applicable policies and procedures of the Bank.

4.             TERMINATION AND TERMINATION PAY.

Executive’s employment under this Agreement will terminate prior to the expiration of the Term of this Agreement, under the following circumstances:

(a)            Death. This Agreement and Executive’s employment with the Bank will terminate upon Executive’s death, in which event the Bank’s sole obligation shall be to pay or provide Executive’s estate or beneficiary any “Accrued Obligations.”

For purposes of this Agreement, “Accrued Obligations” means the sum of : (i) any Base Salary earned through the Executive’s Date of Termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 3(d) of this Agreement), (iii) unused paid time off that accrued through the Date of Termination to the extent required by law, and (iv) any vested benefits the Executive may have under any employee benefit plan of the Bank through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. Unless otherwise provided by the applicable employee benefit plan, the Accrued Obligations, if any, will be paid to Executive (or Executive’s estate or beneficiary) within thirty (30) days following Executive’s Date of Termination.

(b)            Disability. The Bank shall be entitled to terminate Executive’s employment and this Agreement due to Executive’s Disability. If Executive’s employment is terminated due to Executive’s Disability, the Bank’s sole obligation under this Agreement shall be to pay or provide Executive any Accrued Obligations. For purposes of this Agreement, “Disability” shall have the same meaning set forth in Section 409A of the Internal Revenue Code.

(c)            Termination for Cause. The Bank may immediately terminate Executive’s employment and this Agreement at any time for “Cause.” In the event Executive’s employment is terminated for Cause, the Bank’s sole obligation will be to pay or provide to Executive any Accrued Obligations. Termination for “Cause” means termination because of the Executive’s:

(i)             willful misconduct as an employee or director of the Bank or any affiliate for which Executive performs services, which consists of misappropriating any funds or property, or attempting to obtain any personal profit from any transaction to which the Bank or any affiliate is party or from any transaction with a third party in which Executive has an interest;

(ii)            intentional failure to perform stated duties under this Agreement after written notice thereof from the CEO and Executive’s failure to cure such intentional failure within twenty (20) days after receiving such written notice;

(iii)           conviction of a felony or a misdemeanor involving theft or dishonesty; or

(iv)          material breach by Executive of any provision of this Agreement.

Any determination of Cause under this Agreement will be made by resolution adopted by at least two-thirds vote of the members of the Bank’s Board of Directors at a meeting called and held for that purpose. Executive will be provided with reasonable notice of such meeting and Executive will be given an opportunity to be heard before such vote is taken by the members of the Board.

(d)            Resignation by Executive. Executive may resign from employment during the term of this Agreement with or without cause, upon at least sixty (60) days’ prior written notice to the Bank, provided, however, that the Bank may accelerate the Date of Termination upon receipt of written notice of Executive’s resignation by paying the Executive the Base Salary he would have earned during such sixty (60) day notice period or portion thereof (i.e. payment in lieu of services). In the event Executive resigns, the Bank’s sole obligation under this Agreement shall be to pay or provide to Executive any Accrued Obligations through the Date of Termination, within five (5) days thereof subject to the benefits payment schedule under any employee benefit plans of the Bank (or an affiliate) covering the Executive. The Executive shall be required to continue to provide services during such notice period as a condition of receiving compensation otherwise payable under this Agreement during such notice period. In addition to the foregoing, the Executive may terminate this Agreement upon any material breach of this Agreement by the Bank which remains uncured twenty-one (21) days after written notice of breach by the Executive, provided that the Bank has not commenced curing such breach in good faith during such period.

(e)            Termination Without Cause. The Bank may terminate Executive’s employment without Cause upon ninety (90) days’ prior written notice. In the event of termination as described under this Section 4(e) during the initial Term of this Agreement, the Bank shall pay to the Executive: (i) a cash lump sum payment in an amount equal to the Executive’s Base Salary that would otherwise be paid from the Date of Termination through the end of the remaining one-year Term of the Agreement, and (ii) any Accrued Obligations owed through the Date of Termination, payable within five (5) days of the Date of Termination thereof, subject to the benefits payment schedule under any employee benefit plans of the Bank (or an affiliate) covering the Executive. In the event of termination as described under Section 4(e) during any renewal Term of this Agreement, the Bank shall continue to pay the Executive the compensation otherwise payable under this Agreement during such notice period, provided that the Executive continues to provide services in accordance with this Agreement. The Bank, shall have the right, however to terminate this Agreement and the Executive’s employment at any time during the notice period provided that the Bank pays the Executive: (i) A cash lump sum payment equal to the portion of the Base Salary the Executive would have earned during the balance of the notice period, and any other Accrued Obligations payable through the remainder of such notice period.

(f)            Effect on Status as a Director. In the event of Executive’s termination of employment under this Agreement for any reason, such termination (unless otherwise agreed to by mutual consent of Executive and the Board) will not also constitute Executive’s resignation as a director of the Bank or any affiliate thereof, or as a director or trustee of any subsidiary or affiliate thereof, to the extent Executive is acting as a director or trustee of any of the aforementioned entities.

(g)            Notice; Effective Date of Termination. Notice of Termination of employment under this Agreement must be communicated by or to Executive or the Bank, as applicable, in accordance with Section 17. “Date of Termination” as referenced in this Agreement means Executive’s termination of employment pursuant to this Agreement, which will be effective on the earliest of: (i) immediately after the Bank gives notice to Executive of Executive’s termination Without Cause, unless the parties agree to a later date, in which case, termination will be effective as of such later date; (ii) immediately upon approval by the CEO of termination of Executive’s employment for Cause; (iii) immediately upon Executive’s death or Disability; or (iv) 30 days after Executive gives written notice to the Bank of Executive’s resignation from employment (including With Good Reason), provided that the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case Executive’s resignation shall be effective as of such date.

5.             SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

6.             EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive under another plan, program or agreement (other than an employment agreement) between the Bank and Executive. This Agreement shall not impact the Executive’s obligations under the separate Settlement & Non-Competition Agreement entered into by the Executive with Adirondack Bank and Adirondack Bancorp, Inc. effective February 25, 2026.

7.             NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)            Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)            The Bank’s obligations under this Agreement will be binding on any and all successors or assigns, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

8.             MODIFICATION AND WAIVER.

(a)            This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)            No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

9.             Applicable law.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a)            The Bank may terminate Executive’s employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement except as set forth herein. Executive shall have no right to receive compensation or other benefits under this Agreement for any period after the Executive’s Date of Termination other than the Accrued Obligations payable after such date pursuant to any employee benefit plan.

(b)            In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(c)            Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits will be payable only upon the Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d)            Notwithstanding the foregoing, if Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(e)            If the Bank cannot, through the Bank’s group health insurance plan, provide Executive or Executive’s dependents any continued health insurance or other welfare benefits as required by this Agreement because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank will pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination (without consideration as to whether such benefits are tax-free). Such cash payment will be made in a lump sum within thirty (30) days after the later of Executive’s Date of Termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties. Notwithstanding the foregoing, if such cash payment would violate the requirements of Treasury Regulation Section 1.409A-3(j), the Executive’s cash payment in lieu of the continued health insurance or welfare benefits as required by this Agreement will be payable at the same time the related premium payments would have been paid by the Bank and for the duration of the applicable coverage period.

(f)            To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(g)            Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).

(h)            Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Bank (or any affiliate). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation. This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

10.           SEVERABILITY.

If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

11.           GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York, but only to the extent not superseded by federal law.

12.           ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 150 miles of Utica, New York, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, the Bank may seek injunctive relief in a court of competent jurisdiction in New York to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available to the Bank.

13.           INDEMNIFICATION.

The Bank will provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify Executive (and Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank and to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of having been a trustee, director or officer of the Bank or any subsidiary or affiliate of the Bank.

14.           TAX Withholding.

The Bank may withhold from any amounts payable to Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

15.           Notice.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or if sent by facsimile or email, on the date it is actually received.

To the Bank:	Arrow Financial Corporation, Inc. Chief Executive Officer 250 Glen Street Glens Falls, NY 12801
To Executive:	Most recent address on file with the Bank

16.           REPRESENTATIONS OF EXECUTIVE.

Executive represents, warrants and covenants that as of the Effective Date: (1) Executive has the full right, authority and capacity to enter into this Agreement; (2) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive's duties and obligations to the Company hereunder during or after the term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Arrow Financial Corporation, Inc.

By:	/s/ Dave DeMarco
Name: Dave DeMarco
Title: President and CEO

EXECUTIVE

/s/ Rocco F. Arcuri, Sr.
Rocco F. Arcuri, Sr.